Exhibit 10.1

July 13, 2025

Mr. Kirk L. Perry

Dear Kirk:

I am pleased to confirm the offer to serve as Interim Chief Executive Officer (“Interim CEO”) of Kenvue Inc. (“Kenvue”), reporting directly to the Board of Directors of Kenvue (the “Board”). I am confident that your extensive experience and impressive skills make you an invaluable asset to Kenvue in this new role.

Your start date is July 14, 2025 (the “Start Date”), and you are expected to remain in the role of Interim CEO through the effective date of the Board’s appointment of a permanent Chief Executive Officer (such date, the “End Date”, and the period beginning on the Start Date and ending on the End Date, the “CEO Transition Period”).  During the CEO Transition Period, you will continue to serve on the Board but will not actively serve on any committee of the Board other than the Strategic Review Committee.  Following the End Date, it is expected that you will continue serving on the Board in a non-executive capacity.

Your employer of record will be Kenvue Brands LLC (together with its parent and affiliates, the “Company”). The following represents our offer of employment to you:

Compensation
Since you will be designated an Executive Officer of the Company, the grant of all compensation, including the amount, structure, and other terms, is at the discretion of the Compensation & Human Capital Committee (“CHCC”) of the Board, subject to their approval and contingent upon individual and Company performance. The continuation of any compensation or benefits program is subject to the CHCC’s and/or the Company’s discretion.  For the avoidance of doubt, during your term of service as Interim CEO, you will not receive any additional compensation for your service as a member of the Board (although any previously granted equity awards will remain outstanding in accordance with their terms).

Your annualized gross base salary, which will be paid bi-weekly, will be $1,250,000 (less applicable deductions and withholdings).  Because of the uncertain duration of the CEO Transition Period, and to ensure you are appropriately compensated for your commitment to serve as Interim CEO during this period and the opportunities you may be required to forego as a result, if the End Date occurs prior to December 31, 2025, and you serve as Interim CEO through the End Date, on or as soon as practicable following the End Date, you will receive a final lump sum payment equal to the base salary you would have received had you continued to serve as Interim CEO from the End Date through and including December 31, 2025.

You will be also eligible for a one-time performance-based cash bonus of up to $1,500,000, payable as soon as practicable following, but in no event later than 30 days following, the End Date (the “Bonus”).  The actual amount of the Bonus will be determined by the Board in its sole discretion based on your performance in the role of Interim CEO, including with respect to your achievement of any performance goals established by the Board in consultation with you and communicated to you from time to time.

In addition, you will receive a one-time equity grant with an aggregate value, determined as of the trading day immediately preceding the Start Date as described below, of $5,000,000 (the “Equity Grant”).  The Equity Grant will consist 50% of restricted stock units and 50% of stock options and will be granted as soon as practicable after the Start Date.  In order to ensure the alignment of the value of the Equity Grant with the interests of Kenvue’s shareholders beginning on the Start Date, the number of shares subject to the Equity Grant will be determined, in the case of the restricted stock units, based on Kenvue’s closing stock price on the trading day immediately preceding the Start Date and, in the case of the stock options, based on the applicable Black-Scholes value as of the close of business on the trading day immediately preceding the Start Date.  For the avoidance of doubt, the exercise price of the stock options will be determined based on the fair market value at the date of grant.

The Equity Grant will vest in full on the one-year anniversary of the Start Date based on continuous service as Interim CEO during the CEO Transition Period and service on the Board through such one-year anniversary.  The Equity Grant shall also vest in full, to the extent not previously forfeited, upon the earliest to occur of (i) your death or Disability, (ii) termination without Cause or resignation with Good Reason during the CEO Transition Period, (iii) a Change of Control after the End Date, (iv) the failure of the Board to nominate you for reelection to the Board at the 2026 Annual Meeting of Shareholders or (v) you are not reelected to the Board at the 2026 Annual Meeting of Shareholders (with Cause, Change of Control, Disability and Good Reason as generally defined in the Kenvue Inc. Long-Term Incentive Plan (the “LTIP”)).  For the avoidance of doubt, your ceasing to serve as Interim CEO on the End Date shall not constitute Good Reason nor shall it be deemed a voluntary resignation or a termination of employment for purposes of the Equity Grant, such that the Equity Grant shall remain outstanding and vesting will continue following the End Date in accordance with the terms set forth above.  Other than as set forth herein, the Equity Grant shall be subject to the terms of the LTIP, including (but not limited to) with respect to your termination for Cause or a Change of Control of the Company (each as defined in the LTIP).

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com

For the avoidance of doubt, the Bonus and the Equity Grant are in lieu of your participation in Kenvue’s standard annual incentive or long-term incentive programs and you will not be eligible to receive an annual cash bonus award or annual long-term incentive award in respect of your service as Interim CEO.

Compensation Recoupment
You will be subject to any clawback or recoupment provisions as may be required by applicable laws or Company policies in effect and generally applicable to Company executives from time to time, including the Company’s Compensation Recoupment Policy for Significant Misconduct and the Incentive Compensation Recovery Policy.

Severance Benefits
You will not be eligible to participate in the Executive Severance Pay Plan or to otherwise receive any severance pay or benefits.

Offer Requirements
This offer is contingent upon your execution and return of the Company’s Employee Secrecy, Intellectual Property, Non-Competition, and Non-Solicitation Agreement that is generally applicable to other Kenvue executives (the “Restrictive Covenant Agreement”), provided that the post-termination tail period on any non-compete or non-solicit restrictions will not exceed one year. Please be aware that, in addition to, among other things, prohibiting your disclosure of the Company’s confidential information, we expect you to retain in confidence and not disclose or use in your employment with us any confidential information you have obtained from any other entity you have provided services to.  Please return the signed Restrictive Covenant Agreement with your signed offer letter.

Invitation to Self-Identify
As a Federal contractor subject to Section 503 of the Rehabilitation Act of 1973 and the Vietnam-era Veterans Readjustment Assistance Act of 1974 and the Veterans Employment Opportunity Act of 1998, we are required to extend to applicants a post-offer invitation to self-identify as a Vietnam-era veteran, or veteran covered by the Veterans Employment Opportunities Act of 1998.  Enclosed is an invitation to self-identify.  Providing this information is voluntary and will be kept confidential in accordance with the law.  Choosing not to provide it will not have an adverse impact on employment.  This information will be used only in accordance with our equal employment opportunity policy.

Benefits
Our flexible benefits program includes medical, dental, life, and accident coverage for employees and family members, for which coverage begins on the first day of employment, as well as a 401(k) plan. As Interim CEO, you will be eligible to participate in the employee benefit plans, and receive any applicable perquisites, that have historically been made available to Kenvue’s Chief Executive Officer, including use of Kenvue’s plane for all reasonable business travel, car service in New Jersey and security services, in all cases subject to applicable Kenvue and Company policies. Because you will be expected to be physically present at Kenvue’s corporate headquarters as needed to satisfactorily perform your responsibilities as Interim CEO, the Company will also provide you with the use of a furnished apartment that is reasonably acceptable to you within reasonable commuting distance of Summit, New Jersey.

In addition, you will be reimbursed for up to $25,000 in reasonable attorneys’ fees incurred in connection with your negotiation of this offer and any related documents.

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com

Work Life Services
Feel free to take advantage of our Work Life Services offered through Optum.  Optum Work Life Services help employees balance their work, family, and personal responsibilities by providing confidential consultation regarding childcare, eldercare, self-care, and education.  If you call Optum (1-800-765-6806), identify yourself as the recipient of an offer of employment from Kenvue.

Personal Information Notice
We are committed to protecting the personal information of our employees.  The enclosed Personal Information Notice explains how we collect, use, and disclose Personal Information collected from our employees.

The Company maintains an employment-at-will relationship with its employees.  This means that both you and the Company retain the right to terminate this employment relationship at any time with or without cause or notice.  All salary, bonuses, allowances, and other payments and benefits referred to in this letter will be considered normal income and will be subject to applicable state and Federal income taxes.

This offer letter constitutes our complete offer.  Any promises or representations, either oral or written, not contained in this letter and the documents referred to herein, are not valid and are not binding on the Company.   This offer letter will be binding upon the later of (1) your execution and return of the offer letter and (2) approval of your appointment and this offer letter by the Board and CHCC.  Once binding in accordance with the foregoing, this offer letter will also be binding on any of the permitted successors and assigns of the Company.

We are pleased to offer you the position of Interim CEO.  Please signify your acceptance of this offer of employment by signing and returning this document via secure email.  If you have any questions, please contact me.

Sincerely,

/s/ Larry Merlo

Larry Merlo

Agreed and Accepted:

/s/ Kirk Perry	07/13/2025
*Applicant’s signature (or printed name if by email)	Date

*Note:  The Company accepts electronic signatures on Applications for Employment and offer letters.  If you choose to use an electronic signature to accept this offer, you acknowledge and agree to the following:

“I understand that – pursuant to the Electronic Signature in Global and National Commerce Act – returning the signed offer letter from my e-mail account shall have the same legal effect and validity with respect to the acknowledgments set forth above as my handwritten signature.”

Kenvue Brands LLC recognizes electronic signature for offer acceptance as valid provided that the email account used to return the offer acceptance, and the email account noted on the applicant’s Employment Application (or for internal employees their online bid application), are identical.

Kenvue Brands LLC, 1 Kenvue Way, Summit, NJ 07901; website: www.kenvue.com